Exhibit 5.1

FLEMING PLLC

30 WALL STREET 8TH FLOOR NEW YORK 10005

TEL 516 833 5034 FAX 516 977 1209 WWW.FLEMINGPLLC.COM

April 29, 2021

Muscle Maker, Inc.

2600 South Shore Blvd., Suite 300

League City, Texas 77573

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Muscle Maker, Inc., a Nevada corporation (the “Company”), in connection with the issuance of this opinion that relates to a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale, by the selling shareholders listed therein, from time to time pursuant to Rule 415 under the Securities Act as set forth in the Registration Statement, of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which consist of (i) 1,250,000 shares of Common Stock delivered to a selling shareholder pursuant to the Agreement (as defined below), pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 2,865,227 shares (the “Pre-Funded Warrant Shares”) of Common Stock issued to a selling shareholder pursuant to the Agreement, (iii) warrants (the “Warrants”) to purchase up to 4,115,227 shares (the “Warrants Shares”) of Common Stock issued to a selling shareholder pursuant to the Securities Purchase Agreement by and between the Company and each purchaser identified as a party thereto, dated as of April 7, 2021 (the “Agreement”) and (iv) warrants (the “Placement Agent Warrants”) to purchase up to 164,609 shares (the “Placement Agent Warrant Shares”) of Common Stock issued to the selling shareholders pursuant to the Placement Agency Agreement by and between the Company and A.G.P./Alliance Global Partners dated April 6, 2021 dated as of April 6, 2021.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

In our examination, we have assumed (a) the genuineness of all signatures, including endorsements, (b) the legal capacity and competency of all natural persons, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; and (e) the accuracy, completeness and authenticity of certificates of public officials.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Shares have been duly authorized by all requisite corporate action on the part of the Company under the Nevada Revised Statutes (the “NRS”) and are validly issued, fully paid, and non-assessable.

2. The Pre-Funded Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the NRS and, when the Pre-Funded Warrant Shares are delivered and paid for in accordance with the terms of the Pre-Funded Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Pre-Funded Warrant Shares will be validly issued, fully paid, and non-assessable.

3. The Warrants Shares have been duly authorized by all requisite corporate action on the part of the Company under the NRS and, when the Warrant Shares are delivered and paid for in accordance with the terms of the Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Warrant Shares will be validly issued, fully paid, and non-assessable.

4. The Placement Agent Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the NRS and, when the Placement Agent Warrant Shares are delivered and paid for in accordance with the terms of the Placement Agent Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Placement Agent Warrant Shares will be validly issued, fully paid, and non-assessable.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Pre-Funded Warrants, the Warrants, the Placement Agent Warrants, the Pre-Funded Warrant Shares, the Warrant Shares, the Placement Agent Warrant Shares, the Agreement or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, the Pre-Funded Warrant Shares, the Warrant Shares, the Placement Agent Warrant Shares or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

The opinion we render herein is limited to those matters governed by the NRS as of the date hereof and we disclaim any obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision, or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention or that may alter, affect, or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares, the Pre-Funded Warrant Shares, the Warrants Shares and the Placement Agent Warrant Shares being registered while the Registration Statement is effective under the Securities Act.

Respectfully submitted,

/s/ Fleming PLLC

Fleming PLLC